UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2019

KALVISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Delaware	001-36830	20-0915291
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Cambridge Parkway Suite 901E Cambridge, Massachusetts 02142
(Address of Principal Executive Offices) (Zip Code)

(857) 999-0075

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)

On January 28, 2019, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (“Board”) of KalVista Pharmaceuticals, Inc. (the “Company”), the Board approved the appointment of Brian J. G. Pereira, M.D. to the Board effective February 1, 2019.  Dr. Pereira will serve as a Class I Director whose term will expire at the Company’s 2019 Annual Meeting of Stockholders when the Class I Directors will next be elected by the Company’s Stockholders.  Dr. Pereira was appointed to the Audit Committee.

There are no arrangements or understandings between Dr. Pereira and any other persons pursuant to which Dr. Pereira was named as a director. Dr. Pereira is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dr. Pereira’s compensation shall be consistent with the Company’s policy for incoming non-employee directors, which provides for (i) an initial award upon such individual’s first appointment to the Board, consisting of options to purchase 14,000 shares of the Company’s common stock and (ii) $40,000 paid in cash.

In connection with his appointment to the Board, Dr. Pereira will execute the Company’s standard form of indemnification agreement for directors.

Item 5.02(e)

On January 31, 2019, KalVista Pharmaceuticals Limited (“KVP UK”), a subsidiary of the Company, entered into an amendment to the service agreement with Christopher Yea, Ph.D., one of the Company’s named executive officers, as well as a separate equity acceleration letter from the Company to Dr. Yea, to, among other things, amend Dr. Yea’s compensation and severance benefits.

Pursuant to the terms of the amendment to the service agreement, if Dr. Yea’s employment is terminated by KVP UK (or its successor) and, as a result of such termination Dr. Yea is entitled to Severance Pay (as defined in his service agreement, as amended), then, Dr. Yea will be entitled to: (i) a severance payment equal to twelve months of his base salary and (ii) twelve months continuation or payment in lieu of Dr. Yea’s private insured medical benefits and life assurance policy.  In addition, pursuant to the terms of the amendment to the service agreement, together with the equity acceleration letter, if Dr. Yea’s employment is terminated by KVP UK (or its successor) during the two-year period immediately following a Change of Control (as defined in the amendment to the service agreement) of the Company, and as a result of such termination Dr. Yea is entitled to the Severance Pay set forth therein, then, Dr. Yea will be entitled to: (i) a severance payment equal to twelve months of his base salary; (ii) twelve months continuation or payment in lieu of Dr. Yea’s private insured medical benefits and life assurance policy; (iii) 100% of his target bonus for the fiscal year in which the termination date occurs; and (iv) full vesting of all of his then-unvested equity awards, subject to an effective release of claims by Dr. Yea in favor of the Company and its affiliates.

Further, Dr. Yea’s salary was increased to £263,800 per annum and Dr. Yea’s target bonus eligibility was amended to 35% of Dr. Yea’s salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALVISTA PHARMACEUTICALS, INC.

Date: February 1, 2019	By:	/s/ Benjamin L. Palleiko
Benjamin L. Palleiko
Chief Financial Officer

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